AMENDMENT TO

INVESTMENT MANAGEMENT AGREEMENT

First Trust Exchange-Traded Fund

This Amendment (this “Amendment”) is made this 1st day of November 2022 (the “Amendment Date”), by and between First Trust Exchange-Traded Fund, a Massachusetts business trust (the “Trust”), and First Trust Advisors L.P., an Illinois limited partnership (the “Adviser”), to the Investment Management Agreement between the Adviser and the Trust dated December 6, 2010 (the “Agreement”).

Whereas, the Agreement applies to certain series of the Trust set forth in Schedule A thereto, as amended from time to time; and

Whereas, the Agreement, as amended pursuant to this Amendment, will apply to the series of the Trust set forth in revised Schedule A attached to this Amendment (“Revised Schedule A”; the series set forth in Revised Schedule A are each referred to individually as a “Fund” and collectively as the “Funds”); and

Whereas, in seeking to reduce investment management fees for Funds that achieve certain net asset levels, the Trust and the Adviser wish to introduce “breakpoints,” as set forth in Revised Schedule A; and

Whereas, the Adviser has represented that the quality and quantity of services provided to the Funds by the Adviser under the Agreement will not be reduced or modified as a result of this Amendment and the Adviser’s obligations will remain the same in all respects under the Agreement; and

Whereas, the Board of Trustees of the Trust (including a majority of the disinterested Trustees) on behalf of the Funds has approved this Amendment; and

Whereas, the staff of the Securities and Exchange Commission has granted no-action assurances to amend advisory agreements for the sole purpose of reducing management fees without shareholder approval (see, e.g., Washington Mutual Investors Fund, Inc. (pub. avail. May 14, 1993); Limited Term Municipal Fund, Inc. (pub. avail. November 17, 1992)).

Now, Therefore, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

1.       The first sentence of Section 3 of the Agreement is hereby revised to read as follows: “For the services and facilities described in Section 1, each Fund will pay to the Adviser, at the end of each calendar month, and the Adviser agrees to accept as full compensation therefor, an investment management fee determined in accordance with Revised Schedule A.”

2.       Schedule A is hereby replaced with the attached Revised Schedule A and references to Schedule A in the Agreement are replaced with Revised Schedule A.

3.       Except as modified by this Amendment, the Agreement shall remain in full force and effect.

4.       All parties hereto are expressly put on notice of the Trust’s Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. This Amendment is executed on behalf of the Trust (and the Funds) by the Trust’s officers as officers and not individually and the obligations imposed upon the Trust (and the Funds) arising from this Amendment are not binding upon any of the Trust’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the applicable Fund, and persons dealing with the Trust or a Fund must look solely to the assets of the applicable Fund for the enforcement of any claims.

5.       This Amendment may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures were upon the same instrument.

In Witness Whereof, the Trust and the Adviser have caused this Amendment to be executed as of the day and year first set forth above.

First Trust Exchange-Traded Fund

By:	/s/ James M. Dykas
Name:	James M. Dykas
Title:	President and CEO

Attest:	/s/ Patrick M. D’Onofrio
Name:	Patrick M. D’Onofrio
Title:	Assistant General Counsel,
First Trust Advisors L.P.

First Trust Advisors L.P.

By:	/s/ James M. Dykas
Name:	James M. Dykas
Title:	Chief Financial Officer

Attest:	/s/ Patrick M. D’Onofrio
Name:	Patrick M. D’Onofrio
Title:	Assistant General Counsel,
First Trust Advisors L.P.

Revised Schedule A

(1) Effective as of the Amendment Date, with respect to each Fund listed below, the investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.50000%
For the next $2.5 billion	0.48750%
For the next $2.5 billion	0.47500%
For the next $2.5 billion	0.46250%
For the next $5 billion	0.45000%
For the amount over $15 billion	0.42500%

Fund	Ticker	Effective Date of Agreement
First Trust Dow Jones Select MicroCap Index Fund	FDM	December 6, 2010
First Trust Dividend Strength ETF	FTDS	December 6, 2010
First Trust Capital Strength ETF	FTCS	January 3, 2011
First Trust Value Line® Dividend Index Fund	FVD	January 3, 2011

(2) Effective as of the Amendment Date, with respect to each Fund listed below, the investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.40000%
For the next $2.5 billion	0.39000%
For the next $2.5 billion	0.38000%
For the next $2.5 billion	0.37000%
For the next $5 billion	0.36000%
For the amount over $15 billion	0.34000%

Fund	Ticker	Effective Date of Agreement
First Trust Dow Jones Internet Index Fund	FDN	December 6, 2010
First Trust NASDAQ-100-Technology Sector Index Fund	QTEC	December 6, 2010
First Trust NASDAQ-100 Ex-Technology Sector Index Fund	QQXT	December 6, 2010
First Trust Water ETF	FIW	December 6, 2010
First Trust US Equity Opportunities ETF	FPX	January 3, 2011
First Trust NYSE® Arca® Biotechnology Index Fund	FBT	January 3, 2011
First Trust NASDAQ® ABA Community Bank Index Fund	QABA	January 3, 2011
First Trust NASDAQ® Clean Edge® Green Energy Index Fund	QCLN	January 3, 2011
First Trust Natural Gas ETF	FCG	January 20, 2011

(3) Effective as of the Amendment Date, with respect to each Fund listed below, the investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.30000%
For the next $2.5 billion	0.29250%
For the next $2.5 billion	0.28500%
For the next $2.5 billion	0.27750%
For the next $5 billion	0.27000%
For the amount over $15 billion	0.25500%

Fund	Ticker	Effective Date of Agreement
First Trust S&P REIT Index Fund	FRI	December 6, 2010
First Trust Morningstar Dividend Leaders Index Fund	FDL	December 20, 2010

(4) Effective as of the Amendment Date, with respect to the Fund listed below, the investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.40000%
For the next $2.5 billion	0.39000%
For the next $2.5 billion	0.38000%
For the next $2.5 billion	0.37000%
For the amount over $10 billion	0.36000%

Fund	Ticker	Effective Date of Agreement
First Trust Chindia ETF	FNI	January 3, 2011